Issuer Free Writing Prospectus

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-262464

Relating to Prospectus Filed with the Registration Statement

Bowman Reaffirms Guidance for Full Year 2021 and Announces Filing of Registration Statement for Proposed Follow-on Public Offering

Reston, Va., February 1, 2022 (BUSINESS WIRE) – Bowman Consulting Group Ltd. (Nasdaq: BWMN) (“Bowman”), a national engineering services firm supporting owners and developers of the built environment, announced today that it has publicly filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (the “SEC”) relating to a proposed follow-on public offering of 1,776,650 shares of its common stock along with 406,100 shares of its common stock being sold by certain existing stockholders of Bowman. Bowman has granted the underwriters a 30-day option to purchase up to an additional 15% of shares of the total common stock sold in the offering at the offering price, less underwriting discounts, and commissions, to cover over-allotments, if any.

Bowman also announced that it is reaffirming the guidance for the full year 2021 included in its press release, dated November 10, 2021, as furnished in its Current Report on Form 8-K filed on November 12, 2021. Bowman currently expects to report its 2021 financial results in mid-March 2022.

Bowman intends to use the net proceeds from the sale of its shares in the offering for general corporate purposes, investment in organic growth, and the funding of potential acquisitions. Bowman will not receive any proceeds from the sale of shares by the selling stockholders. The proposed offering is subject to market and other conditions, and there can be no assurance as to whether or when the proposed offering may be completed, or as to the actual size or terms of the offering.

D.A. Davidson & Co. and B. Riley Securities are acting as joint book-running managers for the proposed offering.

The offering of the securities described above will be made only by means of a prospectus. Copies of the prospectus relating to the proposed offering, when available, may be obtained from: D.A. Davidson & Co., Attention: Syndicate Department, 8 Third Street North, Great Falls, MT 59401, by telephone at (800) 332-5915 and by e-mail: ProspectusRequest@dadco.com; or B. Riley Securities, Inc., Attention: Prospectus Department, 1300 17th Street N., Suite 1300, Arlington, VA 22209, by telephone at (703) 312-9580 and by e-mail: Prospectuses@brileyfin.com.

A registration statement on Form S-1 relating to the proposed sale of the securities described above has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The registration statement can be accessed through the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bowman Consulting Group Ltd.

Headquartered in Reston, Virginia, Bowman is an established professional services firm delivering innovative infrastructure engineering solutions to customers who own, develop, and maintain the built environment. With over 1,100 employees in 40 offices throughout the United States, Bowman provides a variety of infrastructure planning, engineering, construction management, commissioning, environmental consulting, geomatics, survey, land procurement and other technical services to customers operating in a diverse set of regulated end markets. For more information, visit bowman.com.

Contact:

Investor Relations

Bruce Labovitz

ir@bowman.com

(703) 787-3403

Megan McGrath

mmcgrath@finprofiles.com

(310) 622-8248

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include all statements that are not historical facts. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include any statements regarding Bowman’s proposed offering, including the anticipated final terms, timing and completion of the proposed offering, and Bowman’s anticipated financial results. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under “Risk Factors” in Bowman’s registration statement relating to the proposed offering. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by law, Bowman specifically disclaims any obligation to update any of these forward-looking statements to conform these statements to actual results or revised expectations.